Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

HENKEL DIRECTORS TO RESIGN FROM ECOLAB BOARD

ST. PAUL, Minn., July 2, 2008:  Ecolab Inc. announced that the directors designated by stockholder Henkel AG & Co. KGaA have decided to resign from Ecolab’s board.

In a letter to Ecolab, Henkel indicated that while it intends to sell part or all of its investment in Ecolab, uncertainty regarding when or how that sale would take place made it prudent for Henkel to forgo representation on Ecolab’s board at this time.  Ecolab understands that Henkel does not want the information available to Ecolab directors to interfere with Henkel’s process of deciding when and how to dispose of some or all of its investment in Ecolab.  Henkel has indicated in its public filings that no final decision has been taken at this time as to the size, timing and method of any such divestiture which would be carried out in accordance with a stockholder’s agreement between Ecolab and Henkel.

The Henkel designated directors who are resigning are Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen.  Under terms of the stockholder’s agreement with Ecolab, Henkel is permitted board representation proportional to its shareholdings.  In February 2008 Henkel reported it owned 29.4% of Ecolab shares.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer commented on the action, saying “These resignations are an understandable step in Henkel’s effort to effect best practices in corporate governance.  It ensures the Henkel representatives will not have access to confidential Ecolab information as Henkel assesses a potential sale of Ecolab shares.

“Ecolab’s stockholder’s agreement with Henkel includes provisions that encourage a broad distribution of shares and provides Ecolab with a right of first refusal on a sale.  We have benefited from and enjoyed Henkel’s representation on our board, and in the event that Henkel were to sell only part of its shares and choose to hold the rest, we would look forward to Henkel’s resumption of the appropriate representation on our Board as included in the stockholder’s agreement.

Baker concluded by saying, “We expect Henkel’s transaction to be successfully completed in an orderly manner. We remain fully focused on driving our business, building our future and continuing to deliver superior shareholder value.”

With sales of $5.5 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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(ECL-C)